Exhibit 99.1

Neurotrope Announces Positive Top-Line Results From Its Phase 2a Study of

Bryostatin-1 in Alzheimer’s Disease

Study Meets Primary Endpoint of Safety and Tolerability

Newark, NJ, February 24, 2015 – Neurotrope, Inc. (OTCQB: NTRP) today announced positive top-line results from its randomized, double-blind, placebo-controlled, single dose Phase 2a clinical trial evaluating bryostatin-1 for the treatment of Alzheimer’s disease (AD). Bryostatin is a potent modulator of an enzyme called protein kinase C epsilon (PKCe). In animal models of Alzheimer’s disease activation of PKCe has been shown to play an important role in improving memory and learning.

This Phase 2a safety study in nine Alzheimer’s patients has met its primary endpoint demonstrating preliminary safety and tolerability of bryostatin. There were no serious adverse events. All adverse events were considered mild and resolved spontaneously. There were no clinically significant laboratory abnormalities. Thus, there were no safety signals identified and bryostatin was well tolerated.

The secondary objectives of the study were the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and to correlate the changes in PKCe with plasma levels of bryostatin and with improvement in cognitive function. The data regarding these secondary endpoints are still being reviewed.

Commenting on today’s news, Charles S. Ramat, President and Chief Executive Officer of Neurotrope, Inc., said, “Through our partnership with the Blanchette Rockefeller Neurosciences (BRNI), our licensor, and the drug provided by the National Cancer Institute (NCI), we were able to successfully complete this clinical trial and plan for the next one. Given that bryostatin has been used by the NCI in over 1,000 cancer patients, at much higher doses, with no significant safety signals, we were confident that this first trial in Alzheimer’s patients would follow that pattern and, indeed, the Phase 2a showed good safety and tolerability. While we recognize that this is a small trial population we are greatly encouraged to proceed with our next planned clinical trial.”

Warren W. Wasiewski, MD, Executive Vice President and Chief Medical Officer of Neurotrope, noted, “Given these encouraging results, we are now planning a Phase 2b, multi-site, double-blind, placebo controlled trial of approximately 150 patients in moderately severe to severe AD patients. We recently assembled a world-class Alzheimer’s Clinical Advisory Board, including some of the world’s top experts in the field. They are guiding us as we finalize our protocol submission to the U.S. Food and Drug Administration.”

About Neurotrope’s Approach to Alzheimer’s

In contrast to the industry’s historic focuses on removal of amyloid plaque and Tau pathology in the brain – which have resulted in numerous, failed clinical trials – Neurotrope is following a new and novel approach. Specifically, research conducted in animal models by the Company’s Chief Scientific Officer, Dr. Dan Alkon, of BRNI, has shown that PKCe, when stimulated, initiates a cascade of enzymatic events, ultimately improves synaptic function, induces formation of new synapses and inhibits cell death. The stimulation of PKCe is far upstream from the formation of plaques and tangles, which may be considered pathologic markers of AD, rather than causes. As a potent modulator of PKCe at low dose levels, bryostatin has been shown to stimulate this key enzyme, thus showing promise in restoring memory and learning function.

About Neurotrope

Neurotrope Bioscience Inc., the operating subsidiary of Neurotrope, Inc., was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from the Blanchette Rockefeller Neuroscience Institute (BRNI) which are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe. PKCe has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products. Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease, and a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai located in New York City to utilize its proprietary information and data package for the use of bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children who are afflicted with Alzheimer-like symptoms. Also, the Company, under its BRNI license, has the rights to develop the licensed technology for other cognitive dysfunctions, including orphan diseases, such as Fragile X Syndrome.

About The Blanchette Rockefeller Neurosciences Institute

Located in Morgantown, WV, BRNI, at West Virginia University, is a unique, independent, non-profit institute dedicated to the study of memory and finding solutions to memory disorders. BRNI was founded in 1999 in memory of Blanchette Ferry Hooker Rockefeller, an Alzheimer’s patient and mother of U. S. Senator John D. Rockefeller IV. BRNI is operated in alliance with West Virginia University as well as in collaboration with other academic institutions.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the plans and scope for the Company’s next clinical trial with bryostatin in the treatment of Alzheimer’s disease and potential for the diagnostic system to assess Alzheimer’s disease in patients. Such forward- looking statements are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal nine months ended September 30, 2014. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Robert Weinstein
Chief Financial Officer
973-242-0005
rweinstein@neurotropebioscience.com